EXHIBIT 99.1

For immediate release:	contact: A. Ernest Toth, Jr. Pharmaceutical Formulations, Inc (732) 985 - 7100

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES
RESULTS
FOR THE NINE MONTHS ENDED OCTOBER 2, 2004

Edison, NJ- NOVEMBER 16, 2004 - PHARMACEUTICAL FORMULATIONS, INC. (OTC Bulletin Board: PHFR) ("PFI" or the "Company") announced today that it had consolidated net sales of $54.4 million for the nine months ended October 2, 2004, compared with consolidated net sales of $52.4 million for the comparable period of the prior year, an increase of 3.8%. The increase is primarily due to the inclusion of the net sales of Konsyl Pharmaceuticals Inc., which was acquired by PFI on May 15, 2003, for the full nine-month period of 2004. Konsyl’s net sales were $7.6 million in the current nine-month period as compared to $3.9 million in the prior period, which consisted of only four and one-half months. Net sales for PFI without Konsyl decreased $1.7 million, or 3.5%, to $48.5 million from the prior year. This decrease in net sales was primarily due to lower gross sales resulting from price competition in the Private Label Over-the-Counter market, decreased production for certain contract manufacturing customers, higher volume-related rebate programs and an abrupt decline in the overall cough/cold market in the first quarter of 2004. The total units shipped by PFI for the nine months ended October 2, 2004, excluding Konsyl, increased by 6.4% over the comparable period in the prior year.

Cost of sales as a percentage of net sales on a consolidated basis was 85.4% for the nine months ended October 2, 2004 as compared to 82.7% in the prior period. Konsyl’s cost of sales as a percentage of net sales was 49.8% for the current period as compared to 56.0% in the prior period. PFI’s cost of sales as a percentage of net sales without Konsyl increased to 91.2% for the current period from 84.8% for the comparable period in the prior year for the same reasons noted above.

The Company continues its efforts to acquire raw materials at lower cost, increase sales to its major customers, and reduce its manufacturing costs. In connection with these efforts, PFI has brought in new management in the financial and marketing areas, and is working with consultants to upgrade its systems and manufacturing operations.

Selling, general and administrative expenses were $12.1 million or 22.1% of net sales for the nine months ended October 2, 2004 as compared to $8.8 million or 16.7% of net sales in the prior-year period. The increase of $3.3 million is primarily due to Konsyl’s results being included for the full nine months in 2004 as compared to only four and one-half months in 2003. The remaining increase reflects higher distribution expenses, professional fees, rent, insurance expenses and personnel expenses.

The Company incurred a net loss of $4.5 million or $.05 per share for the nine months ended October 2, 2004 as compared to a net loss of $1.3 million or $.02 per share in the prior period.

The Company continues to implement its strategy of expanding its product line to include branded products with higher gross margins. The national rollout of Konsyl’s new product SennaPrompt™ (www.sennaprompt.com) continues with support from television, radio and print advertising, as well as freestanding insert coupons. SennaPrompt™ is the only natural fiber therapy for predictable overnight relief from constipation. SennaPrompt™ is swiftly gaining availability across the country a few short months after its introduction and is now available at Brooks, CVS, Longs, Walgreen's and other fine retailers.

Pharmaceutical Formulations, Inc. is a publicly traded private label manufacturer and distributor of OTC solid dose pharmaceutical products in the United States. Konsyl is a manufacturer and distributor of powdered natural fiber dietary supplements, which has been in business over 35 years. Products are sold under both the Konsyl® brand name and various private labels. Konsyl also manufactures a gastrointestinal diagnostic product, "Sitzmarks," that is sold to hospitals, colon and rectal surgeons, and radiologists. Konsyl was acquired by PFI on May 15, 2003.

ICC Industries Inc. is the holder of approximately 74.5 million shares (about 87%) of the common stock of PFI. ICC is a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1952, ICC has expanded its line of business to include manufacturing and production facilities in 23 locations throughout the United States, Europe, Israel, Russia, China and Turkey, and had 2003 sales of approximately $1.1 billion.

This press release may contain forward-looking information and should be read in conjunction with the Company’s annual report on Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission.